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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Chancellor Media Corporation

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Chancellor Media Corporation of our report dated February 10, 1998, except for Notes 2(b) paragraphs 1 and 3-5 as to which the date is February 20, 1998 and 9(a) as to which the date is March 13, 1998, on our audit of the consolidated financial statements and financial statement schedule of Chancellor Media Corporation and Subsidiaries as of December 31, 1997 and for the year ended December 31, 1997, which report appears in the Form 10-K dated March 30, 1998 filed by Chancellor Media Corporation.

                                            COOPERS & LYBRAND L.L.P.

Dallas, Texas
May 18, 1998